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Exhibit 4.1

AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT

        This Amendment No. 1 to Shareholder Rights Agreement (this "Rights Agreement Amendment"), dated as of May 3, 2004, is between Evergreen Resources, Inc., a Colorado corporation (the "Company"), and Computershare Trust Company, Inc., as successor to American Securities Transfer & Trust, Inc., as Rights Agent (the "Rights Agent").

RECITALS

        WHEREAS, the Company and the Rights Agent are parties to a Shareholder Rights Agreement, dated as of July 7, 1997 (the "Rights Agreement"); and

        WHEREAS, concurrently herewith, the Company, Pioneer Natural Resources Company, a Delaware corporation ("Parent"), and BC Merger Sub, Inc., a Colorado corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger"); and

        WHEREAS, the Distribution Date (as defined in the Rights Agreement) has not occurred; and

        WHEREAS, Parent and Merger Sub are entering into the Merger Agreement in reliance on and in consideration of the terms of this Rights Agreement Amendment; and

        WHEREAS, pursuant to Sections 27 and 29 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, and intending to be legally bound hereby, the Company hereby amends the Rights Agreement as follows:

        1.     Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        2.     Amendment of Section 1(b). Section 1(b) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, an Adjustment Event shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        3.     Amendment of Section 1(z). Section 1(z) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        4.     Amendment of Section 1(aa). Section 1(aa) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        5.     Amendment of Section 1(bb). Section 1(bb) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Share Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        6.     Amendment of Section 1. Section 1 of the Rights Agreement is amended to add the following at the end thereof:

    (hh)
    "Merger" shall mean the merger of the Company and Merger Sub pursuant to the Merger Agreement.

    (ii)
    "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of May 3, 2004, by and among the Company, Parent and Merger Sub.

    (jj)
    "Merger Sub" shall mean BC Merger Sub, Inc. a Colorado corporation.

    (kk)
    "Parent" shall mean Pioneer Natural Resources Company, a Delaware corporation.

        7.     Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        8.     Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

          "The provisions of this Section 13 shall not apply to (i) the execution of the Merger Agreement or (ii) the consummation of the Merger."

        9.     Addition of Section 35. The Rights Agreement is amended to add the following Section 35 to the Rights Agreement:

          "Section 35. Termination. Immediately prior to the effective time of the Merger, (i) this Agreement shall be terminated and be without any further force or effect, (ii) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder, (iii) the Rights shall expire and become null and void and (iv) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including without limitation the right to purchase or otherwise acquire shares of the Common Stock or any other securities of the Company."

        10.   Effectiveness. This Rights Agreement Amendment shall be deemed effective as of the date first written above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        11.   Severability. If any term, provision, covenant or restriction of this Rights Agreement Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Rights Agreement Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        12.   Governing Law. This Rights Agreement Amendment shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within Colorado.

        13.   Counterparts. This Rights Agreement Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

EVERGREEN RESOURCES, INC.
By:	Mark S. Sexton
Name:	/s/ MARK S. SEXTON

Title:	President and CEO

COMPUTERSHARE TRUST COMPANY, INC.
By:	/s/ JOHN M. WAHL
Name:	John M. Wahl

Title:	Corporate Trust Officer

COMPUTERSHARE TRUST COMPANY, INC.
By:	/s/ THERESA HENSHAW
Name:	Theresa Henshaw

Title:	Trust Officer—Operations Manager

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AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT